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                                                                    Exhibit 11.1

                      AVIATION GROUP, INC. AND SUBSIDIARIES

                  COMPUTATION OF INCOME (LOSS) PER COMMON SHARE

                                   (UNAUDITED)


                                                                      Three Months Ended March 31,      Nine Months Ended March 31,
                                                                      ---------------------------      ----------------------------
                                                                          1998            1997             1998             1997
                                                                      -----------     -----------      -----------      -----------
Weighted average shares outstanding:

         Common shares outstanding at
              beginning of period                                       3,029,446       1,600,250        1,600,250        1,600,250

         Initial public offering                                               --              --          943,590               --

         Acquisition of Casper Air Service                                     --              --          129,377               --

         Shares issued on Bridge Notes                                         --              --           39,157               --

         Conversion of LEDC Note                                               --              --           69,213               --

         Exercise of Stock Warrants                                        21,550              --           35,372               --

         Acquisition of Aero Design, Inc.                                  12,081              --            3,938               --

         Impact of nominal issuances recorded
              in accordance with SAB 98                                   128,188         212,609          193,860          212,609
                                                                      -----------     -----------      -----------      -----------

         Average Shares Outstanding (Basic)                             3,191,265       1,812,859        3,014,757        1,812,859


         Dilutive effect of:

              Assumed exercise of options                                      --              --            7,252               --

              Assumed exercise of warrants                                     --              --           36,252               --
                                                                      -----------     -----------      -----------      -----------

         Average Shares Outstanding
           (Diluted)                                                    3,191,265       1,812,859        3,058,261        1,812,859
                                                                      ===========     ===========      ===========      ===========

Net income (loss) - Basic and Diluted                                 $     2,000     $  (107,000)     $  (557,000)     $  (333,000)
                                                                      ===========     ===========      ===========      ===========

Computation of net income (loss) per common share:

         Net income (loss) divided by weighted
              average shares outstanding

              Basic                                                   $      0.00     $     (0.06)     $     (0.18)     $     (0.18)
                                                                      ===========     ===========      ===========      ===========

              Diluted                                                 $      0.00     $     (0.06)     $     (0.18)     $     (0.18)
                                                                      ===========     ===========      ===========      ===========